Exhibit 99.1

Media Relations Contact:	Investor Relations Contact:
Joyce Smaragdis	Lippert/Heilshorn & Associates
For Tessera, 408-952-4317	Moriah Shilton/Kirsten Chapman
Ricky Gradwohl	415-433-3777
Porter Novelli, 408-369-4600 x631	Moriah@lhai-sf.com

TESSERA APPOINTS LIAM GOUDGE SENIOR VICE PRESIDENT

OF NEWLY CREATED EMERGING MARKETS & TECHNOLOGIES GROUP

- Emerging Markets & Technologies Group is One of Three New Entities Formed to Maximize

Tessera’s Growth Opportunities in New and Existing Markets -

San Jose, Calif., April 11, 2005 – Tessera Technologies, Inc. (Nasdaq: TSRA), a leading provider of miniaturization technologies for the electronics industry, today announced the appointment of Liam Goudge as senior vice president. Goudge will lead the Emerging Markets & Technologies Group, a newly created group within Tessera responsible for expanding the company’s technology portfolio into new areas of electronics miniaturization. Goudge will report to Chairman and Chief Executive Officer Bruce McWilliams.

Goudge has more than 15 years of experience in the semiconductor industry, particularly in the area of intellectual property. Most recently, he served as director of worldwide business development at ARM Inc., where he was responsible for identifying and growing ARM’s presence in new markets to further diversify and fuel the company’s long-term growth.

In addition to the Emerging Markets & Technologies Group, Tessera has formed two other teams — the Advanced Semiconductor Packaging Group and the Product Miniaturization Division. The Advanced Semiconductor Packaging Group will concentrate on expanding the application of Tessera’s existing semiconductor packaging technology to new applications and products, specifically focusing on Tessera’s core markets of DRAM, Flash memory, SRAM, DSP, ASIC, ASSP, microcontrollers, logic and analog devices. Kirk Flatow—named Senior Vice President of the Advanced Semiconductor Packaging Group—will lead this team and continue to report to McWilliams.

The Product Miniaturization Division will continue to drive Tessera’s product development services revenue and be a key contributor to the company’s ongoing technology development. This division will focus on packaging and component-level miniaturization and will also address the challenges of electronics miniaturization from a system perspective. The Product Miniaturization Division provides an ideal vehicle for transitioning Tessera’s research efforts into fully developed technologies that can be licensed. Nicholas Colella—named Senior Vice President of the Product Miniaturization Division—will lead this team and continue to report to McWilliams.

“I am pleased to announce both the formation of our three new teams as well as Liam’s decision to join us and lead Tessera’s Emerging Markets & Technologies Group,” said Bruce McWilliams. “Our objective is to continue driving the adoption of our technology, while also expanding our strong intellectual property portfolio both through internal development and partnerships. Liam, Kirk and Nick have impressive career accomplishments, and I am confident they will help execute our long-term strategy.”

More on Liam Goudge

Prior to joining Tessera, Goudge, age 37, held numerous business development, sales and marketing positions at ARM Inc. During his eleven-year tenure, and as an early stage employee at ARM, Goudge played a significant role in building the company’s openly licensable IP business model, which went on to eventually become the world’s largest semiconductor IP business. Most recently, Goudge served as ARM’s director of worldwide business development. In 2004, he led the business development group that completed ARM’s acquisition of Artisan Components Inc. and AXYS Design Automation Inc. Prior to ARM, Goudge held managerial positions in marketing at Texas Instruments, in both France and England, where he worked on early wireless products for the GSM cellular market. Goudge holds a BEng with honors in electronic engineering and French from the University of Nottingham, England, and a postgraduate diploma in marketing from Cambridge College of Marketing. Goudge is a member of the World Affairs Council.

More on Kirk Flatow

Prior to assuming his new role of Senior Vice President, Advanced Semiconductor Packaging, Kirk Flatow, age 46, served as Tessera’s Senior Vice President of Marketing and Sales. In this role, Flatow has been instrumental in accelerating Tessera’s licensing program, enabling the company to reach agreements with numerous blue-chip customers, such as Intel, Toshiba, Fujitsu and Panasonic. Prior to Tessera, Flatow served as President and Chief Executive Officer of Novera Optics, Inc. and prior to that held several executive-level positions at Harmonic, Inc. Flatow received a B.S. from the University of Santa Clara and an M.B.A. from the University of Chicago.

More on Nicholas Colella

Prior to assuming his role as Senior Vice President, Product Miniaturization Division, Nicholas Colella, age 49, served as Tessera’s Senior Vice President of Operations. In this role, Colella has been instrumental in securing large R&D contracts, which have driven the company’s product development services revenue. Prior to joining Tessera, Colella co-founded Angel Technologies Corporation and served as its Chief Technical Officer and Executive Vice President. Prior to that, Colella held senior positions at the Lawrence Livermore National Laboratory where he led strategic and theater missile defense programs. Colella received a B.A. with honors in physics from Temple University, and an M.S. and a Ph.D. in physics from Carnegie Mellon University.

About Tessera Technologies, Inc.

Tessera Technologies, through its wholly-owned subsidiary Tessera, Inc., is a leading provider of miniaturization technologies for the electronics industry. Tessera enables new levels of miniaturization and performance by applying its unique expertise in the electrical, thermal and mechanical properties of materials and interconnect. As a result, Tessera’s technologies are widely adopted in high-growth markets including consumer, computing, communications, medical and defense. Tessera’s customers include the world’s top semiconductor companies such as Intel, Samsung, Renesas, Toshiba and Texas Instruments. The company’s stock is traded on the Nasdaq National Market under the symbol TSRA. Tessera is headquartered in San Jose, California. www.tessera.com.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Factors that might cause or contribute to such differences include, but are not limited to, fluctuations in Tessera’s operating results due to the timing of new license agreements and royalties, the pace of adoption of Tessera’s chip scale and multi-chip packaging technologies by the consumer electronics industry, Tessera’s ability to protect its intellectual property and increases in the costs of that effort and the risk of a decline in demand for semiconductor products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2004, include more information about factors that could affect the company’s financial results.

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Note: Tessera and the Tessera logo are registered trademarks. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.